Exhibit 10.87

AMENDMENT NO. 2 TO LICENSE AGREEMENT
This Amendment No. 2 to License Agreement (this “Amendment”) is made as of March 18, 2019, by and between Opiant Pharmaceuticals Inc. (formerly known as Lightlake Therapeutics Inc.), a Delaware corporation (“Opiant”), and Adapt Pharma Operations Limited, an Irish limited company (“Adapt”). Opiant and Adapt are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined herein have the meanings given to them in the License Agreement (as defined below).
RECITALS
WHEREAS, the Parties entered into a License Agreement, dated as of December 15, 2014 (including the exhibits and schedules thereto, and as amended by that certain Amendment No. 1 to License Agreement, dated December 6, 2016, the “License Agreement”), pursuant to which Opiant licenses to Adapt certain intellectual property rights to develop and commercialize Products in accordance with the terms and conditions set forth therein;
WHEREAS, Section 11.9 of the License Agreement provides that no amendment or modification to the License Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representations of both Parties;
WHEREAS, Adapt has entered into an agreement with a Third Party, titled Exclusive Patent License Agreement and dated February 27, 2018, a copy of which has been provided to Opiant’s counsel (the “Third Party License”), pursuant to which Adapt has made, and expects to make, certain payments to such Third Party;
WHEREAS, the Parties wish to memorialize their agreement regarding the treatment under the License Agreement of such payments pursuant to the Third Party License; and
WHEREAS, in connection with such agreement, the Parties desire to amend the License Agreement in the manner specified in this Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
1.    Third Party License. The Parties agree that, anything to the contrary contained in the License Agreement or otherwise notwithstanding, Adapt shall be entitled to make the following deductions from royalties payable pursuant to Section 5.4 of the License Agreement and, as applicable pursuant to the sub-paragraphs below, the unpaid Annual Net Sales-Based Milestone Payment under Section 5.3.1 of the License Agreement, after the date of this Amendment:
(a)    Adapt shall deduct six million five hundred thousand dollars ($6,500,000) (the “Initial Deductible Amount”) from royalties payable pursuant to Section 5.4 of the License Agreement after the date of this Amendment; provided, however, that (i) Adapt shall not deduct more than two million dollars ($2,000,000) from the royalty payment in respect of any single Calendar Quarter, and (ii) if the Annual Net Sales-Based Milestone Payment of fifteen million

Exhibit 10.87

dollars ($15,000,000) due upon achievement of Net Sales of two hundred million dollars ($200,000,000) becomes payable in accordance with Section 5.3.1 of the License Agreement before the full Initial Deductible Amount has been deducted from royalty payments, the remaining balance of the Initial Deductible Amount shall be deducted from such Annual Net Sales-Based Milestone Payment.
(b)    Adapt shall deduct an additional two million five hundred thousand dollars ($2,500,000) (the “Additional Deductible Amount”) upon the Annual Net Sales-Based Milestone Payment of fifteen million dollars ($15,000,000) due upon achievement of Net Sales of two hundred million dollars ($200,000,000) becoming payable by Adapt in accordance with Section 5.3.1 of the License Agreement. The Additional Deductible Amount shall be deducted from such Annual Net Sales-Based Milestone Payment made by Adapt.
(c)    Adapt agrees that no deductions other than the Initial Deductible Amount and the Additional Deductible Amount will be taken after the date of this Amendment from payments made by Adapt under the License Agreement in relation to payments made under or in respect of the Third Party License. With respect to the initial deduction, in the amount of six million two hundred fifty thousand ($6,250,000), from the Annual Net Sales-Based Milestone paid to Opiant on or about February 28, 2018, based on the initial payment under the Third Party License (the “Initial Deduction”), Opiant, for itself and on behalf of its Affiliates, predecessors, successors, and assigns (i) accepts such Initial Deduction and (ii) irrevocably waives and foregoes any actual or potential objection or claim related to such Initial Deduction, including, without limitation any actual or potential claim that such Initial Deduction constituted or constitutes a breach of the License Agreement.
2.    Omnibus Amendment to the License Agreement. Each instance of “Sublicense” in the License Agreement is hereby deleted and replaced with “sublicense”. In addition, the row containing “Sublicense” in the cross-reference table at the end of Article I of the License Agreement is hereby deleted.
3.    Amendment to Section 1.30 of the License Agreement. Section 1.30 of the License Agreement is hereby deleted in its entirety and replaced with the following:
“1.30 “Generic Product” means, with respect to a Product, any intranasal product in an intranasal device that (i) is sold by a Third Party under an (A) Abbreviated New Drug Application (ANDA) in the United States; (B) in the European Union, pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (C) in any other country or jurisdiction, pursuant to all equivalents of such provisions; (ii) contains naloxone as the primary active ingredient; and (iii) is approved in reliance, in whole or in part, on the prior approval of such Product. A Product licensed or produced by Adapt or its Affiliates or Commercial Sublicensees (i.e., an authorized generic product) will not constitute a Generic Product.”

Exhibit 10.87

4.    Amendment to Section 1.45 of the License Agreement. The first paragraph of Section 1.45 of the license agreement (ending with a colon) is hereby deleted and replaced with the following:
“1.45 “Net Sales” means, with respect to a Product for any period, the total amount billed or invoiced on sales of such Product during such period by Adapt, its Affiliates, or Sublicensees on behalf of Adapt or its Affiliates to Third Parties, and the total amount of money or other consideration received by Adapt or its Affiliates from sales of such Product (including sales of Product as an authorized generic product) or Generic Product by Sublicensees or Specified Sublicensee, less the following normal and customary bona-fide deductions and allowances actually taken:”
5.    Amendment to Section 1.61 of the License Agreement. Section 1.61 of the License Agreement is hereby deleted in its entirety and replaced with the following:
“1.61 “Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by Adapt, or an Affiliate of Adapt, under the license granted in Section 4.1, but excluding Specified Sublicensees.”
6.    Amendment to Article I of the License Agreement. Article I of the License Agreement is hereby amended by adding the following immediately following Section 1.60 of the License Agreement:
“1.60A    “Specified Sublicensee” means a Third Party that Adapt or an Affiliate grants a non-exclusive sublicense, a covenant not to sue, or other right, under any Patent in furtherance of any settlement, compromise or other resolution of any claim by Adapt or its Affiliate that such Third Party has infringed any Patent.”
7.    Amendments to Section 4.3.1 of the License Agreement.
(a)    Section 4.3.1 of the License Agreement is hereby amended by adding the words “or Specified Sublicensees” immediately following the words “tiers of Sublicensees” in the first sentence thereof.
(b)    Section 4.3.1 of the License Agreement is hereby further amended by adding the words “to a Sublicensee” immediately after the words “With respect to any such Sublicense,” in the fourth sentence thereof.
8.    Amendment to Section 4.3.2 of the License Agreement. Section 4.3.2 of the License Agreement is hereby amended by adding the following to the end thereof:
“provided, however, that notwithstanding the foregoing, any sublicense granted by Adapt to a Specified Sublicensee shall survive termination of this Agreement in accordance with the terms of the applicable agreement with such Specified Sublicensee”
9.    Amendment to Section 4.6.1 of the License Agreement. Section 4.6.1 of the License Agreement is hereby amended by adding the following at the end thereof:

Exhibit 10.87

“provided, however, that the foregoing shall not limit or preclude Adapt or its Affiliate from granting a sublicense to any Specified Sublicensee”
10.    Amendment to Section 10.3 of the License Agreement. Section 10.3 of the License Agreement is hereby amended by adding the words “or Specified Sublicensee” after each occurrence of the word “Sublicensee” in the final sentence thereof.
11.    Amendment to Section 10.6.1 of the License Agreement. Section 10.6.1 of the License Agreement is hereby amended by adding the words “subject to Section 4.3.2,” at the beginning thereof.
12.    Amendment to Section 5.5 of the License Agreement.  Section 5.5 of the License Agreement is hereby deleted in its entirety and replaced with the following:
“5.5    Third Party Licenses.
5.5.1    If, during the Term, Adapt elects, in its sole discretion, to seek a license under any Patent of a Third Party that (i) Adapt reasonably determines would be infringed by the Exploitation, in any part of the Territory, of any Product then under Development or being Commercialized by Adapt, its Affiliates or its Sublicensees, or that Adapt determines could be listed in the FDA’s Orange Book in respect of one or more Products (including Products in Development), or that claims an invention that Adapt determines could facilitate the Development of one or more new Product(s) (any of the foregoing, “Core IP”) or (ii) that Adapt otherwise reasonably determines is necessary or desirable for Adapt, its Affiliates or Sublicensees to Exploit the Products, then, in either case, Adapt shall be solely responsible for the negotiation and execution of the corresponding license agreement (a “Third Party License Agreement”).
5.5.2    Adapt may, but shall not be obligated to, provide Opiant with a copy of any Third Party License Agreement before entering into such agreement, in which event Adapt shall concurrently notify Opiant in writing if Adapt regards any Patent(s) to be licensed under such Third Party License Agreement as Core IP. In the event that Adapt provides Opiant with a copy of any Third Party License Agreement, the Parties will discuss the same in good faith for a period of up to ten (10) Business Days from the date on which such Third Party License Agreement is provided to Opiant. Not later than fifteen (15) Business Days after the date on which such Third Party License Agreement is provided to Opiant, Opiant shall notify Adapt in writing (a) whether or not, in Opiant’s good faith determination, the license contemplated thereby would meet the criteria set forth in either or both of clause (i) or clause (ii) of Section 5.5.1, (b) if Adapt has notified Opiant that it regards one or more of the Patent(s) subject to such license as Core IP, whether or not, in Opiant’s good faith determination, such Patent(s) constitute Core IP, and (c) whether and to what extent, in Opiant’s good faith determination, payments that would be owing by Adapt to the Third Party under the Third Party License Agreement constitute Eligible Payments within the meaning of Section 5.5.3. If Opiant notifies Adapt within such fifteen

Exhibit 10.87

(15) Business Day period that it agrees that the license contemplated by such Third Party License Agreement would meet the criteria set forth in either or both of clause (i) or clause (ii) of Section 5.5.1, or if Opiant fails to provide its written determination to Adapt within such fifteen (15) Business Day period, the applicable Third Party License Agreement, in the form provided to Opiant, shall be deemed an “Accepted Third Party License Agreement”. If Opiant notifies Adapt within such fifteen (15) Business Day period that payments that would be owing by Adapt to the Third Party under the Third Party License Agreement constitute Eligible Payments, then fifty percent (50%) of such Eligible Payments explicitly identified by Opiant as appropriate shall be deemed “Accepted Section 5.5 Deductions.” If Opiant fails to provide its written determination to Adapt within such fifteen (15) Business Day period, then fifty percent (50%) of all Eligible Payments under such Third Party License shall be deemed Accepted Section 5.5 Deductions. If Opiant further indicates in such notice that it agrees that one or more of the Patent(s) subject to such license constitute Core IP, or if Adapt has notified Opiant that Adapt regards one or more of the Patent(s) subject to such license as Core IP and Opiant fails to notify Adapt within such fifteen (15) Business Day period, whether or not it agrees that such Patent(s) constitute Core IP, then such Patent(s) shall be deemed “Accepted Core IP”. For the sake of clarity, Opiant’s determination as to whether or not any license proposed by Adapt meets the criteria of either or both of clause (i) or clause (ii) of Section 5.5.1 shall not affect in any way Adapt’s right to enter into any agreement in respect of such license, except that under no circumstances shall Adapt make any deductions from payments owed to Opiant in relation to any Third Party License Agreement except as expressly provided for in Section 5.5.3 below.
5.5.3    Any amounts due under any Third Party License Agreement will be borne by Adapt; provided, however, that (i) if such Third Party License Agreement is an Accepted Third Party License Agreement with Accepted Section 5.5 Deductions, Adapt shall be entitled to deduct such Accepted Section 5.5 Deductions paid to such Third Party from the Regulatory Milestones payable by Adapt pursuant to Section 5.2, the Sales-Based Milestones payable by Adapt pursuant to Section 5.3 and the royalties payable by Adapt pursuant to Section 5.4, or (ii) either (A) if such Third Party License Agreement is in furtherance of a settlement of a Patent infringement claim against Adapt or its Affiliates as evidenced by a written claim of infringement received by a Third Party, or (B) to the extent that royalty payments are made by Adapt under such Third Party License Agreement based on sales of Products, Adapt shall be entitled to deduct up to fifty percent (50%) of all Eligible Payments made to such Third Party under such Third Party License Agreement and referred to in this clause (ii) from the Regulatory Milestones payable by Adapt pursuant to Section 5.2, the Sales-Based Milestones payable by Adapt pursuant to Section 5.3 and the royalties payable by Adapt pursuant to Section 5.4. “Eligible Payments” means any one-time license fee payment that serves as the exclusive source of monetary consideration, upfront payment, milestones or royalties paid to the applicable Third Party under a Third Party License Agreement on account of rights relating to Products. For the avoidance of doubt, with respect to Accepted

Exhibit 10.87

Third Party License Agreements that do not fall within clause (ii) of this Section 5.5.3, Adapt shall only be entitled to deduct Accepted Section 5.5 Deductions. Also for the avoidance of doubt, the term “milestone(s)” as used in this Section 5.5.3 refers to development, regulatory, launch or sales events or achievements relating to and on account of the Products that trigger a payment under the Third Party License Agreement. To the extent that, in any Calendar Quarter with respect to a royalty payment or with respect to milestone payment in the event of a milestone, Adapt was not able to deduct the entire amount of the above percentage of any and all amounts paid to such Third Party in such Calendar Quarter or from such regulatory or sales-based milestone payment, Adapt shall be entitled to carry forward such remaining amounts and deduct them from the royalties due in subsequent Calendar Quarters or a subsequent regulatory or sales-based milestone payment; provided that in no event shall reductions pursuant to this Section 5.5.3 result in royalties on Product of less than (x) one and one half percent (1.5%) of Net Sales in any Calendar Quarter in the case of reductions associated with Accepted Core IP or reductions associated with payments contemplated by clause (ii) of this Section 5.5.3 in respect of Core IP or (y) two and one half percent (2.5%) of Net Sales in any Calendar Quarter in the case of reductions associated with any other license contemplated by this Section 5.5.”
5.5.4. To the extent that Adapt enters into a Third Party License Agreement that it has not provided to Opiant in advance of execution under Section 5.5.2 above and that is anticipated to result in deductions under clause (ii) of Section 5.5.3 above, Adapt shall provide Opiant with a copy of the Third Party License Agreement within ten (10) Business Days of execution of the Third Party License Agreement.
13.    Amendment to Section 11.8.2 of the License Agreement. Section 11.8.2 of the License Agreement is hereby amended by replacing the address for notice of Opiant set forth therein with the following:
If to Opiant, to:
Opiant Pharmaceuticals, Inc.
201 Santa Monica Blvd., Suite 500
Santa Monica, CA 90401
Attention: CEO and CFO

With a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, P.C.
12235 El Camino Real
San Diego, CA 92130-3002
Attention: Martin J. Waters
Facsimile: 1-858-350-2399

Exhibit 10.87

14.    References in the License Agreement. All references in the License Agreement to “this Agreement” shall mean the License Agreement as amended by this Amendment.
15.    Limitation of Amendment and Affirmation of License Agreement. Except as expressly provided herein, this Amendment shall not be deemed to be a waiver or modification of any term, condition or covenant of the License Agreement. Any conflict between the terms herein and in the License Agreement shall be governed by the terms of this Amendment. Except as expressly amended hereby, all terms and conditions set forth in the License Agreement are hereby affirmed by the Parties and shall remain in full force and effect.
16.    Incorporation by Reference. The provisions of Sections 11.3.1, 11.4, 11.5, 11.6, 11.7, 11.8, 11.10, 11.11, 11.12, 11.13, 11.14, 11.16 and 11.18 of the License Agreement are hereby incorporated by this reference, mutatis mutandis, as if the provisions were fully set forth herein.
[Signature page follows]

IN WITNESS WHEREOF, this Amendment is hereby executed by the authorized representatives of the Parties as of the date first written above.

OPIANT PHARMACEUTICALS, INC.

By:  /s/ David D. O'Toole
Name: David D O'Toole
Title: Chief Financial Officer

ADAPT PHARMA OPERATIONS LIMITED

By:  /s/ David Brabazon
Name: David Brabazon
Title: Chief Financial Officer